Exhibit 99.1

PRESS RELEASE

MSCI Appoints Andrew C. Wiechmann

Chief Financial Officer

NEW YORK, NY – September 25, 2020 – MSCI Inc. (NYSE: MSCI), a leading provider of critical decision support tools and services for the global investment community, announced today the appointment of Andrew C. Wiechmann as Chief Financial Officer (“CFO”), effective immediately. Linda S. Huber, who is stepping down from her role as CFO, will remain with the Company for a transition period to ensure a seamless transfer of her responsibilities to Mr. Wiechmann.

Ms. Huber stated, “I am extremely proud of the work we have done at MSCI in the past year and a half, during which the share price of the company has increased approximately 50 percent. Despite the global pandemic and economic challenges, the company has continued to grow and thrive. I am confident that this will continue as Andy steps into the CFO role.”

Henry A. Fernandez, MSCI’s Chairman and Chief Executive Officer, commented, “On behalf of MSCI, I would like to thank Linda for her leadership in driving shareholder value by achieving strong growth, tight expense control and excellent capital allocation, even during this difficult pandemic period. Her drive for ‘triple crown’ investments has been a big step forward for MSCI, and she is leaving the company operationally and financially stronger. She has greatly improved our finance and risk functions and will be missed. We wish her all the best in her future endeavours.”

“Since joining MSCI’s Executive Committee last March, Andy has become a respected leader and trusted advisor to the MSCI Board of Directors and the Executive Committee. As MSCI continues its global growth trajectory, Andy’s extensive knowledge of our business, strategy and financial operations position him well to assume this role at this moment in our transformation. He has a deep understanding of the drivers of MSCI’s business and has partnered with senior management to develop strategies that have delivered tremendous shareholder value. Having worked very closely with Linda, and given his expertise in finance and experience with the investment community and our shareholders, we anticipate a seamless transition,” added Mr. Fernandez.

Mr. Wiechmann joined MSCI in July 2012 and has served as MSCI’s Chief Strategy Officer since May 2019, a role he will continue to perform in the near term. In this capacity he has been responsible for driving the Company’s transformational strategy, overseeing M&A and partnership activities and supporting the business on its most important strategic growth initiatives. He was the Company’s Interim Chief Financial Officer from March to May 2019. Immediately prior to that, he served as Head of Strategy and Corporate Development since July 2012 and Head of Investor Relations since December 2017, and Head of Financial Planning and Analysis from July 2015 to December 2017. In these roles, Mr. Wiechmann was responsible for overseeing all aspects of the Company’s capital structure, including share repurchases and financing transactions as well as dividend and leverage policies. Prior to joining MSCI, Mr. Wiechmann was an investment banker at Morgan Stanley where he executed M&A and capital markets transactions for financial technology and specialty finance companies, including MSCI’s IPO in 2007. Mr. Wiechmann holds Bachelor of Arts degrees in physics and economics from Hamilton College.

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About MSCI Inc.

MSCI is a leading provider of critical decision support tools and services for the global investment community. With over 45 years of expertise in research, data and technology, we power better investment decisions by enabling clients to understand and analyze key drivers of risk and return and confidently build more effective portfolios. We create industry-leading research-enhanced solutions that clients use to gain insight into and improve transparency across the investment process. To learn more, please visit www.msci.com. MSCI#IR

Investors Inquiries

sallilyn.schwartz@msci.com

Salli Schwartz	+1 212 804 5306

Media Inquiries

PR@msci.com
Sam Wang	+1 212 804 5244
Melanie Blanco	+1 212 981 1049
Rachel Lai	+852 2844 9315

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond MSCI’s control and that could materially affect actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”) on February 18, 2020 and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if MSCI’s underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this press release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.